Exhibit 10.10

4786 1st Avenue South, Suite 103 T 206-436-8760 Seattle, WA 98134 www.jonessoda.com

February 27, 2024

Gabe Carimi

Dallas, TX

Re:	Employment Offer – Chief Operating Officer

Dear Gabe:

On behalf of Jones Soda Co. (“Jones Soda”), we are very pleased to offer you to the position of VP of Operations reporting to Jerry Goldner, Chief Growth Officer. This letter establishes the initial terms of your employment with Jones Soda should you accept this offer.

Effective Date.

Your target start date with Jones Soda will be approximately March 4, 2024.

Compensation.

The Company shall pay you an annualized base salary in the gross amount of $200,000 per annum (“Base Salary), subject to applicable withholding, deductions and other taxes, and payable in accordance with the Company’s ordinary payroll practices. During the term of employment hereunder, your salary shall be reviewed from time to time (but no less than annually) to determine whether an increase in your base salary is appropriate. Any such increase shall be at the sole discretion the CEO. The base salary will be prorated for partial years worked.

Additionally, for each fiscal year during the term of employment, you will be eligible for an annual bonus of 30% of your Base Salary (the “Annual Bonus”) in the event that the Company achieves annual revenues in the applicable fiscal year of an amount established annually by the Company’s Compensation and Governance Committee (the “Compensation Committee”), and calculated in accordance with Generally Accepted Accounting Principles in the United states (the “Revenue Target”) and an amount in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) as established annually by the Compensation Committee (the “EBITDA Target”).

Subject to the Board Of Director’s approval and the pending approval for an increased share pool for the Company’s 2022 Omnibus Equity Incentive Plan at the Company’s Annual Shareholder Meeting Scheduled in May of 2024, the Company shall grant you non-qualified stock options to purchase five hundred thousand (500,000) shares of common stock of the Company pursuant to the Company’s standard option award agreement and the terms and conditions of the Company’s 2022 Omnibus Equity Incentive Plan (the “Plan”). The Stock Options shall vest as follows with a March 4, 2024 vesting commencement date (the Vesting Commencement Date”), in each case subject to Executive’s continued service through the applicable time vesting date: (1) 166,666 of the Stock Options shall vest on the date that is the one year anniversary of the Vesting Commencement Date, (2) an additional 166,66 of the Stock Options shall vest on the date that is the two year anniversary of the Vesting Commencement Date, and (3) the remaining 166,667 of the Stock Options shall vest on the date that is the three-year anniversary of the Vesting Commencement Date.

Benefits.

You will be eligible for the same benefits as similarly-situated employees receive, on the first of the month following your start date, so April 1st, 2024. Presently, those benefits include Medical, Dental, Vision, Life, Short-Term Disability, Long-Term Disability, and 401K. Additionally, you will receive 5 weeks’ vacation per annum that begins accruing on your start date, 5 sick days, and paid holidays.

Termination.

If you accept our offer of employment, you will be an employee at will, meaning that either you or Jones Soda may terminate our employment relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you are unauthorized and are superseded and cancelled by this offer letter. Please also remember that initial employment terms like your position, hours of work, work location, compensation, employee benefits, and the Employee Handbook may change over the course of employment at Jones Soda’s discretion.

Confidentiality/Non-Disclosure Agreement.

As a condition of your employment, you will be required to sign the enclosed Confidentiality/Non-Disclosure Agreement (“Agreement”). Jones Soda’s willingness to employ you is based in significant part on your commitment to fulfill the obligation specified in this Agreement. Please review the agreement carefully and, if you have any questions let us know.

Other Conditions.

This offer is further conditioned upon successful completion of a reference/background check. Additionally, on your start date, you will be required to complete INS Form I-9. Completion of this form requires you to present documentation confirming your identity and eligibility to work in the United states by your third day of employment. A list of acceptable documents is attached. Please note that the documents you present must be originals or you must provide a receipt evidencing that replacement documents have been requested. You will be required, as a condition of your employment with the Jones Soda, to sign the company’s Confidentiality Agreement. By signing this letter, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda. You will also be required to sign, promote and enforce our Code of Conduct. You are expected to abide by the Jones Soda employee handbook and policies during your term of employment with Jones Soda.

Steps to Take to Accept Employment.

This offer will remain open through March 1, 2024. If you wish to accept employment with Jones Soda, please do the following:

●	Sign two copies of this letter.

●	Sign 2 copies of the Confidentiality Agreement.

●	Retain for your files one copy of each of the documents you signed; and

●	Return the other signed copy of each document to Human Resources.

Summary.

If you accept employment with Jones Soda by performing all the above steps, this offer letter will document your initial employment terms. This letter supersedes any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter will be of no affect unless in writing and signed by you and an officer of Jones Soda.

We are very excited about the possibility of your joining us. We hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ David Knight

David Knight

Chief Executive Officer

Acceptance.

I accept employment with Jones Soda under the initial terms set forth in this letter:

/s/ Gabe Carimi	(signature line)

2/27/24	(date)

Gabe Carimi	(printed name of employment applicant)

Enclosures/attachments: 1 copy of Offer Letter; 2 copies of Confidentiality/Nondisclosure Agreement.

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